Exhibit 8.1

Opinion of Wyatt, Tarrant & Combs, LLP

September 21, 2011

UTG, Inc.
5250 South Sixth Street
Springfield, Illinois  62703

Re:  UTG, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to UTG, Inc., a Delaware corporation (“UTG”), in connection with the proposed merger (“Merger”) of Acap Corporation, a Delaware corporation (“ACAP”), with and into UTG, pursuant to the terms of the Agreement of Merger dated as of August 9, 2011 (the “Merger Agreement”) by and between UTG and ACAP as described in the Registration Statement on Form S-4 to be filed by UTG with the Securities and Exchange Commission today (the “Registration Statement”).  This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement of Merger, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  This opinion is subject to the receipt by counsel prior to the Effective Date of certain written representations and covenants of UTG and ACAP.

Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the “Prospectus”) under the caption “The Merger - Material United States Federal Income Tax Consequences of the Merger”, except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of ACAP Common Stock.  You should be aware, however, that the discussion under the caption “The Merger – Material United States Federal Income Tax Consequences of the Merger” in the Prospectus represents our conclusions as to the application of existing law to the Merger.  There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the references to Wyatt, Tarrant & Combs, LLP under the heading “The Merger – Material United Stated Federal Income Tax Consequences of the Merger” in the Registration Statement and the Prospectus.

Sincerely yours,
/s/ WYATT TARRANT & COMBS, LLP